UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                           Klamath First Bancorp, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    49842P103
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                January 21, 1999
                     (Date of Event which Requires Filing of
                                 this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                                                              PAGE 1 OF 10 PAGES

                                  SCHEDULE 13D

CUSIP NO. 49842P103                                           PAGE 2 OF 10 PAGES
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J.J. Cramer & Co.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                            7         SOLE VOTING POWER
           NUMBER OF                  -0-

            SHARES
                            8         SHARED VOTING POWER
       BENEFICIALLY OWNED             -0-

       BY EACH REPORTING
                            9         SOLE DISPOSITIVE POWER
            PERSON                    -0-

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      -0-


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          CO

                                  SCHEDULE 13D

CUSIP NO. 49842P103                                           PAGE 3 OF 10 PAGES
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James J. Cramer

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  -0-

            SHARES
                            8         SHARED VOTING POWER
       BENEFICIALLY OWNED             -0-

       BY EACH REPORTING
                            9         SOLE DISPOSITIVE POWER
            PERSON                    -0-

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      -0-


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          IN

                                  SCHEDULE 13D

CUSIP NO. 49842P103                                           PAGE 4 OF 10 PAGES
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Karen L. Cramer

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  -0-

            SHARES
                            8         SHARED VOTING POWER
       BENEFICIALLY OWNED             -0-

       BY EACH REPORTING
                            9         SOLE DISPOSITIVE POWER
            PERSON                    -0-

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      -0-


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          IN

                                  SCHEDULE 13D

CUSIP NO. 49842P103                                           PAGE 5 OF 10 PAGES
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Partners, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  -0-

            SHARES
                            8         SHARED VOTING POWER
       BENEFICIALLY OWNED             -0-

       BY EACH REPORTING
                            9         SOLE DISPOSITIVE POWER
            PERSON                    -0-

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      -0-


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

                                  SCHEDULE 13D

CUSIP NO. 49842P103                                           PAGE 6 OF 10 PAGES
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Capital Corporation

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          N/A

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                            7         SOLE VOTING POWER
           NUMBER OF                  -0-

            SHARES
                            8         SHARED VOTING POWER
       BENEFICIALLY OWNED             -0-

       BY EACH REPORTING
                            9         SOLE DISPOSITIVE POWER
            PERSON                    -0-

             WITH
                            10        SHARED DISPOSITIVE POWER
                                      -0-


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-


12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          CO

ITEM 1.  SECURITY AND ISSUER.

         The undersigned hereby amends the statement on Schedule 13D, dated February 11, 1998, as amended by Amendment No. 1, dated February 19, 1998 and as amended by Amendment No. 2, dated March 24, 1998 relating to the Common Stock (the "Common Stock"), par value $.01 per share of Klamath First Bancorp, Inc., an Oregon corporation (the "Company"), whose principal executive office is located at 540 Main Street, Klamath Falls, Oregon 97601. The shares of Common Stock to which this statement relates are referred to herein as the "Shares." Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the statement.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 of the statement is hereby amended and restated to read in its entirety as follows:

         Not Applicable.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Items 5(a) and 5(c) of the statement are hereby amended and restated to read in their entirety as follows:

(a) As of January 21, 1999, based upon the amount of shares sold, the Reporting Persons no longer beneficially "own" any Shares of the Company.

                                                              PAGE 7 OF 10 PAGES

CUSIP NO. 49842P103
          ---------

(c) In the last sixty days, the Reporting Persons sold Shares on the dates in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. All of such sales were made either in private transactions or on the open market.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit B     Transactions in Common Stock

                                                              PAGE 8 OF 10 PAGES

CUSIP NO. 49842P103
          ---------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 1999

                                            J.J. CRAMER & CO.

                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President

                                            /s/ James J. Cramer
                                            ------------------------------------
                                            James J. Cramer

                                            /s/ Karen L. Cramer
                                            ------------------------------------
                                            Karen L. Cramer


                                            CRAMER PARTNERS, L.P.

                                            By: CRAMER CAPITAL CORPORATION
                                                its general partner

                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President


                                            CRAMER CAPITAL CORPORATION

                                            By: /s/ James J. Cramer
                                                --------------------------------
                                                Name:  James J. Cramer
                                                Title: President

                                                              PAGE 9 OF 10 PAGES

CUSIP NO. 49842P103
          ---------

                                    EXHIBIT B

                   Transactions in Common Stock of The Company
                           Within the Last Sixty Days


                    No. of Shares
Trade Dates         Purchased/Sold          Cost Per Share           Type
-----------         --------------          --------------           ----
  1/15/99               75,000                 17.5292                S
  1/21/99              713,230                 19.50                  S
  1/21/99               42,120                 17.2828                S

                                                             PAGE 10 OF 10 PAGES